UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2011

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On October 28, 2011, Tree.com, Inc. (the “Company”), through its subsidiary Home Loan Center, Inc. (“HLC”) entered into an amendment to its existing warehouse line of credit with JPMorgan Chase Bank, N.A.  The amendment extends the termination date for the facility to the earlier of (a) April 25, 2012, and (b) the first business day that is 45 days after the closing of the sale of substantially all the assets of HLC to Discover Bank, subject to certain provisions for earlier termination.  The amendment also increases the facility amount to a maximum aggregate purchase price of $125.0 million.  In addition the amendment updated certain pricing rate terms applicable to the purchased mortgage loans and certain covenants contained in the facility with respect to maintenance of minimum adjusted tangible net worth and pre-tax net income requirements.

HLC currently has three committed warehouse lines of credit totaling $275.0 million of borrowing capacity, including the JPMorgan Chase facility, and facilities with each of Bank of America, N.A. and CitiBank, N.A.  In addition, HLC has an additional $25.0 million uncommitted line of credit with Bank of America.  In connection with Bank of America’s termination of its Home Loans Correspondent Lending Program, the Company received notice on October 25, 2011 that the Loan Purchase Agreement dated April 16, 2002, as amended, and related Early Purchase Program Addendum, as amended , related to HLC’s uncommitted line of credit with Bank of America would terminate effective October 31, 2011.  The termination of the uncommitted line of credit will not affect HLC’s borrowing capacity under its committed warehouse lines of credit.   HLC’s committed warehouse line of credit with Bank of America is currently scheduled to expire on November 1, 2011.

Item 1.02.                                          Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 above is incorporated by reference into this Item 1.02.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2011

TREE.COM, INC.

	By:	/s/ Christopher R. Hayek
Christopher R. Hayek
Senior Vice President and Chief Accounting Officer